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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) October 29, 1998


                             PATTERSON ENERGY, INC.
             (Exact name of registrant as specified in its charter)


        DELAWARE                   0-22664                     75-2504748
(State or other jurisdiction     (Commission               (I.R.S. Employer
    of incorporation)            File Number)             Identification No.)



  4510 LAMESA HIGHWAY, SNYDER, TEXAS                              79549
(Address of principal executive offices)                       (Zip Code)


                                 (915) 573-1104
              (Registrant's telephone number, including area code)


                                    No Change
         (Former name or former address, if changed since last report.)



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ITEM 5.    OTHER EVENTS.

         On October 29, 1998 the Registrant issued the following press release:

              PATTERSON ENERGY, INC. ANNOUNCES THIRD QUARTER 1998
                            RESULTS FROM OPERATIONS


SNYDER, TEXAS, October 29, 1998---PATTERSON ENERGY, INC. (NASDAQ:PTEN) today announced a net loss of $529,000, or $0.02 per diluted share, on 31,901,259 shares for the quarter ended September 30, 1998 as compared to net income of $7.9 million, or $0.25 per diluted share, on 31,283,558 shares for the same three-month period in 1997. Patterson generated operating revenues of $42.3 million and EBITDA of $8.0 million for the third quarter ended September 30, 1998. Comparatively, operating revenues for the third quarter ended 1997 were $58.2 million and EBITDA was approximately $18.0 million.

For the nine months ended September 30, 1998, Patterson reported net income of $5.7 million, or $0.18 per diluted share, on 31,910,042 shares with operating revenues of $154.2 million. For the same period ended in 1997, Patterson had net income of $13.8 million, or $0.47 per diluted share, on 29,192,626 shares with operating revenues of $129.5 million. EBITDA for the nine months ended September 30, 1998 was $33.7 million compared to EBITDA of $35.4 million in 1997.

Since September 1997, the Company has acquired 24 drilling rigs increasing its contract drilling fleet to 114 rigs. Despite the Company's growth through acquisition, the Company's profitability continues to be negatively impacted by the decline in the price of crude oil. A 33% decline in the price of crude since September 30, 1997 has resulted in downward pressure on the Company's rig utilization rates. For the quarter ended September 30, 1998, the Company's rigs were 50% utilized as compared to a 91.5% utilization for the same three-month period in 1997 and 61% utilized for the nine months ended September 30, 1998 compared to 90% in 1997.

The effects of the reduced commodity price continue to negatively impact the Company's rig utilization during the first month of the fourth fiscal quarter. Such weakened utilization rates are expected to continue until a sustained recovery in the underlying commodity price occurs.


For further information contact:
Patterson Energy, Inc.
Cloyce A. Talbott, Chairman and Chief Executive Officer
James C. Brown, Vice President-Finance and Chief Financial Officer
(915) 573-1104



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PATTERSON ENERGY, INC.
CONDENSED CONSOLIDATED FINANCIAL INFORMATION

INCOME STATEMENT DATA (IN THOUSANDS):

                                                              THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                 SEPTEMBER 30,             SEPTEMBER 30,
                                                             1998            1997       1998            1997
Operating revenues:
       Drilling                                           $  37,704      $  55,051      $ 137,914      $ 120,207
       Drilling fluids                                        2,900             --         10,689             --
       Oil and gas                                            1,654          3,107          5,557          9,284
                                                             42,258         58,158        154,160        129,491

Costs and expenses:
       Operating costs                                       33,263         39,555        114,841         91,921
       Depreciation, depletion
            and amortization                                  7,460          4,988         20,060         12,188
       Impairment of long-lived assets                          300            300          1,089            750
       General and administrative                             1,487          1,828          7,029          4,459
                                                             42,510         46,671        143,019        109,318

Operating income/(loss)                                        (252)        11,487         11,141         20,173

Net gain on sale of assets                                      267          1,036            639          1,354
Interest income                                                 200            159            646            799
Interest expense                                             (1,195)          (186)        (3,360)          (695)
Other                                                            59             29            152            169
                                                               (921)        12,525          9,218         21,800
Income tax benefit/(expense)                                    392         (4,646)        (3,493)        (8,003)
Net income/(loss)                                         $    (529)     $   7,879      $   5,725      $  13,797

Net income/(loss) per common share:
       Basic                                              $   (0.02)     $    0.27      $    0.18      $    0.49
       Diluted                                            $   (0.02)     $    0.25      $    0.18      $    0.47

Weighted average number of common shares outstanding:
       Basic                                                 31,671         29,538         31,636         27,901
       Diluted                                               31,901         31,284         31,910         29,193



BALANCE SHEET DATA (IN THOUSANDS):

                                                SEPTEMBER 30,   DECEMBER 31,
                                                   1998            1997
       Current assets                             $ 65,113       $ 77,014
       Property & equipment, net                   141,410        100,405
       Total assets                                252,011        203,200

       Current liabilities                          34,738         30,530
       Notes payable, less current maturities       51,071         21,783



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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        PATTERSON ENERGY, INC.




Date:  October 30, 1998                 By:    /s/  James C. Brown
                                               --------------------------------
                                               James C. Brown
                                               Vice-President-Finance






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